Exhibit 2

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Patrick Adams CFA
Timely Market Insights
Educational Pieces
Expert Analysis on Stocks
Barron's Magazine Recognized Adams:
"All the Right Moves" and "Perfect Timing
Former Star Mutual Fund Manager
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Money Manager



Patrick Adams CFA

@patrickadamscfa8289 • 445 subscribers • 181 videos

Hi, I created this channel to help investors make significant returns with a disciplined inve ...more

patrickadamscfa.com and 1 more link

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Videos


AVXL
VOTE PVG
GOLD CARD
21:33

Anavex (AVXL): The Case for Change | Vote the GOLD Card

3 views • 58 minutes ago


MARKET IN A MINUTE
Handicapping NVDA and MRVL
12:49

Bessent Has A Bazooka!

213 views • 7 days ago


MARKET IN A MINUTE
What the Wall Street Strategists are Thinking
Biotech 101, CAPR Opportunity
13:03

What The Wall Street Strategists Are Thinking

146 views • 2 weeks ago


MARKET IN A MINUTE
The Case for No Rate Hike from CPI Wednesday
Oil is Stuck for Now
Updates on Cancer Ideas
14:42

The Case For No Rate Hike From CPI On Wednesday

114 views • 3 weeks ago


MARKET IN A MINUTE
Big Opportunities in Drug Stocks
Review of Big Tech and Big Hedge Fund Problems
Covered our Hedges Last Week
19:33

Big Opportunities In Drug Stocks!

177 views • 4 weeks ago


MARKET IN A MINUTE
The Market is Killing Momentum Stocks
GOOG Negative Cash Flow Will Continue
Big Update on AVXL
9:19

The Market Is Killing Momentum Stocks

76 views • 1 month ago

Patrick Adams CFA

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Description

Hi, I created this channel to help investors make significant returns with a disciplined investment process, while protecting investors capital during bear markets. I am the Chief Investment Officer of PVG Asset Management Corp. I have been a money manager for over 35 years, managing very large mutual funds and very active hedge funds.

We plan to discuss weekly the most important issues facing the market and to have a plan to take advantage as opportunities arise. We will focus on how to find and invest in great stocks. What is discussed on these videos is not investment advice, to receive investment advice you will need to have a formal agreement with PVG.

Information presented is for educational purposes only and does not intend to make an offer or solicitation for the sale or purchase of any security. Nothing on this site should be interpreted to state or imply that past performance is an indication of future performance. All investments involve risk and are not guaranteed.

Links

Patrick Adams CFA
patrickadamscfa.com

PVG Asset Management Corp
pvgassetmanagement.com

More info

www.youtube.com/@patrickadamscfa8289